UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 19, 2004 (July 19, 2004)

i2 Telecom International, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-27704	91-1426372
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Yamato Road, Suite 2112, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 994-5379

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

On June 3, 2004, i2 Telecom International, Inc., a Washington corporation (the “Company”), held an annual meeting of shareholders. At such meeting, the shareholders of the Company voted, among other things, to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, no par value per share, from 10,000,000 to 100,000,000 and to increase the number of authorized shares of the Company’s preferred stock, no par value per share, from 1,000,000 to 5,000,000. Following the annual meeting, the Company filed with the Secretary of State of the State of Washington an amendment to the Company’s Articles of Incorporation effecting such increase in the number of authorized shares of the Company’s common stock and preferred stock. As a result of the increase in the number of authorized shares of the Company’s common stock effected by such filing, all of the Company’s outstanding shares of preferred stock series A-1, preferred stock series A-2, preferred stock series B and preferred stock series C converted into shares of common stock in accordance with the applicable Statement of Rights of such preferred stock. Consequently, as of June 3, 2004, the Company had outstanding 34,179,113 shares of common stock, excluding shares of common stock payable as dividends with respect to, and upon conversion of, the preferred stock series A-1 and preferred stock series A-2. As of the date of this Report, there are no shares of the Company’s preferred stock of any series outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

i2 TELECOM INTERNATIONAL, INC.

By:	/s/ Paul R. Arena
Paul R. Arena
Its: Chief Executive Officer

Dated: July 19, 2004